Exhibit 99.2

NovaBay Pharmaceuticals, Inc. Announces Pricing of a $5.2 Million Registered Direct Offering
of Common Stock and Warrants

EMERYVILLE, Calif., June 29, 2011- Globe Newswire -- NovaBay Pharmaceuticals, Inc. (NYSE-Amex: NBY) announced that it has entered into definitive subscription agreements with investors, including a select number of institutional investors, pursuant to a registered direct offering for the sale of units consisting of (i) one share of common stock and (ii) one warrant to purchase 0.75 of a share of common stock (or a total of 3,488,005 shares), at a purchase price of $1.11 per unit.  The warrants will be exercisable 180 days after issuance at $1.33 per share and will expire five years from the date of issuance. The shares of common stock and warrants are immediately separable and will be issued separately.  There is not expected to be a public trading market for the units or the warrants.

NovaBay estimates the gross offering proceeds to be approximately $5.2 million. Proceeds from the transaction will be used for general corporate purposes, including clinical trial expenses, research and development expenses, and general and administrative expenses.

Roth Capital Partners acted as the exclusive placement agent for the transaction.  Maxim Group LLC, Griffin Securities Inc. and LifeTech Capital, a division of Aurora Capital, acted as financial advisors to the company in the transaction.

The closing of the transaction is scheduled to occur on July 5, 2011, subject to the satisfaction of customary closing conditions. All of the securities were offered pursuant to an effective shelf registration statement.

A shelf registration statement relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with, and declared effective by, the Securities and Exchange Commission (the "SEC"). A prospectus supplement relating to the offering will be filed with the SEC. Electronic copies of the prospectus supplement and accompanying prospectus may be obtained at the SEC’s website at http://www. sec.gov, or from the offices of Roth Capital Partners LLC, 24 Corporate Plaza Drive, Newport Beach, CA 92660, by requesting by telephone at (800) 678-9147, or via email at rothecm@roth.com.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of our shares of common stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About NovaBay Pharmaceuticals, Inc.

NovaBay Pharmaceuticals is a clinical-stage biotechnology company focused on developing its proprietary and patented Aganocide compounds. These are novel, synthetic anti-infectives with activity against bacteria, fungi and viruses, and are being developed to treat and prevent a wide range of local, non-systemic infections with a low likelihood of developing bacterial resistance.

NovaBay is focusing its technology on four distinct therapeutic areas: dermatology, ophthalmology, urology and hospital infections. In dermatology, the focus is on developing NVC-422 gel for impetigo. NovaBay has a collaboration agreement with Galderma, the leading dermatology company in the world. In ophthalmology, the goal is to develop an eye drop for conjunctivitis. In urology, NovaBay aims to reduce the incidence of urinary catheter blockage and encrustation (UCBE) and the potential for urinary tract infections with an irrigation solution containing NVC-422. In hospital infection, NovaBay is targeting chronic non-healing wounds, such as pressure, venous stasis and diabetic ulcers with its proprietary anti-infective solution, NeutroPhase®, which has received two 510(k) clearances from the Food and Drug Administration.

Cautionary Note on Forward Looking Statements

This press release contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, which may cause NovaBay's actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  For example, there are risks associated with investors fulfilling their obligations to purchase the securities and NovaBay's ability to satisfy its conditions to close the offering.  NovaBay is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

CONTACT:

         Investors:

         NovaBay Pharmaceuticals, Inc.
         Thomas J. Paulson, Chief Financial Officer
         510-899-8809
         tjpaulson@NovaBaypharma.com

         Investors and Media:

         The Investor Relations Group
         Investor Relations:
         Adam Holdsworth
         212-825-3210
         adam@investorrelationsgroup.com

         Public Relations:
         Laura Colontrelle
         212-825-3210
         laura@investorrelationsgroup.com